Exhibit 5.2

July 13, 2006

National Coal Corp.

8915 George Williams Road

Knoxville, Tennessee 37923

RE: EXCHANGE OF 10.5% SENIOR NOTES DUE 2010

Ladies and Gentlemen:

You have requested my opinion with respect to certain matters in connection with the filing by National Coal Corp., a Florida corporation (the “Company”), of a Registration Statement on Form S-4 (the “Registration Statement”) with the Securities and Exchange Commission, pursuant to which the Company is registering under the Securities Act of 1933, as amended, an aggregate of $55,000,000 in principal amount due at maturity of the Company’s 10.5% Senior Notes due 2010 (the “Exchange Notes”) for issuance in exchange for the Company’s outstanding 10.5% Senior Notes due 2010 (the “Outstanding Notes”). The Registration Statement also covers the guarantees of the Exchange Notes (the “Guarantees”) by National Coal Corporation and NC Railroad, Inc., both Tennessee corporations (the “Subsidiary Guarantors”).

The Guarantees were issued, and the Exchange Notes will be issued pursuant to an Indenture, dated December 29, 2005 (the “Indenture”), by and among the Company, the Subsidiary Guarantors and Wells Fargo Bank National Association.

In connection with this opinion, I have examined copies of the Registration Statement, the Indenture, the Exchange Notes and such other documents and have made such other inquiries and investigations of law as I have deemed necessary or appropriate to enable me to render the opinion expressed below. I have assumed the genuineness and authenticity of all documents submitted to me as originals and the conformity to originals of all documents submitted to me as copies thereof. As to certain factual matters, I have relied upon certificates of officers of the Subsidiary Guarantors and have not sought independently to verify such matters.

Based upon the foregoing and subject to the limitations, qualifications and assumptions set forth herein, I am of the opinion that:

1. The Subsidiary Guarantors are duly incorporated and are validly existing in good standing under the laws of the State of Tennessee.

2. The Subsidiary Guarantors have the requisite corporate power to execute, deliver and perform their obligations under the Guarantee.

3. The Guarantees have been duly and validly authorized, executed and delivered by the Subsidiary Guarantors.

My opinions are expressed only with respect to the law of the State of Tennessee. I am not rendering any opinion as to compliance with any federal or state law, rule or regulation relating to securities, or to the sale or issuance thereof.

I consent to my reference under the caption “Legal Matters” in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. Furthermore, I consent to the reliance by Mayer, Brown, Rowe & Maw LLP on this letter in connection with their opinions regarding the enforceability of the Guarantees against the Subsidiary Guarantors.

Sincerely,

/s/ Charles Kite

Charles Kite

General Counsel